Exhibit 10.57

CAMERON INTERNATIONAL CORPORATION

Performance-Based Restricted Stock Unit Award Agreement
Effective Date:  January 1, 2011
 Target Award:                    XX,XXX  Units
Performance Period:  2011, 2012 and 2013

This PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Award Agreement”) is between the employee listed on the attached Notice of Grant of Award (“Participant”) and Cameron International Corporation (the “Company”), in connection with the Performance-Based Restricted Stock Unit Award granted to Participant by the Company (the “Award”).

This Award covers the performance during the years 2011, 2012 and 2013 (the “Performance Period”) and one-third of the Target Award will be subject to performance against goals in each of these three years.

This Award is performance based, and performance will be measured against the goals specified in your Notice of Grant of Award for 2011 and subsequent communications for the years 2012 and 2013.  The actual number of units earned under the Award and the actual value of the Award will reflect the average performance during the Performance Period and can range between 0 and 200% of the Target Award.

1.           Effective Date and Issuance of Restricted Stock.  The Company has granted to the Participant, on the terms and conditions set forth herein, an award of Performance-Based Restricted Stock Units (“PRSUs”).  This Award is a commitment to issue one share of Cameron common stock (“Share”) for each PRSU actually earned.  If Participant completes, signs, and returns one copy of the Award Agreement to the Company in Houston, Texas, U.S.A., this Award Agreement will be effective as of January 1, 2011.

2.           Terms Subject to the Plan.  This Award Agreement is expressly subject to the terms and provisions of the Company's 2005 Equity Incentive Plan (the "Plan"), as indicated in the Notice of Grant of Award.  A copy of the Plan is available on the Cameron Intranet under the Legal Section.  In the event there is a conflict between the terms of the Plan and this Award Agreement, the terms of the Plan shall control.

3.           Vesting Requirement.  The Award, to the extent earned, becomes vested in 2014 upon the determination of actual performance achieved against goal~~s~~ by the Compensation Committee following completion of the Performance Period (the “Vesting Date”), provided there has been continuous service from the date of grant to the Vesting Date, subject to the provisions of Sections 4(b) and 5 below.

4.           Termination of Employment.  Notwithstanding the foregoing:

(a) If the Participant’s employment terminates, for reasons other than “cause”, as defined below, and the Award Participant is 60 years of age or older and has at least ten years of service with the Company at the time of such termination, the Award will continue to vest according to the terms of the Award, except that, unless the Participant is an Executive Officer age 65 or older and has at least ten years service with the Company at time of termination, if such termination occurs during 2011, the Award shall be prorated to the date of termination and become vested according to the terms of the Award.

(b) If the Participant’s employment terminates by reason of death or “long-term disability”, as defined below, of the Award Participant, the Award shall be immediately vested at the attainment levels for those years for which a determination has been made by the Compensation Committee and at Target Performance for any other year during the Performance Period, except that, unless the Award Participant is an Executive Officer age 65 or older and has at least ten years service with the Company at time of termination, if such termination occurs during 2011, the Award shall be prorated to the date of termination; and

(c)  If the Participant’s employment terminates by reason of a workforce reduction, the Award will continue to vest according to the terms of the Vesting Schedule, except that, unless the Participant is an Executive Officer age 65 or older and has at least ten years service with the Company at time of termination, if such termination occurs during 2011, the Award shall be prorated to the date of termination and become vested according to the terms of the Vesting Schedule; and

(d) If the Participant’s employment terminates for reasons other than for those addressed in the previous three subsections, no Award shall vest for the benefit of the Participant after the termination date.

(e)  “Cause”, for the purposes of this Award Agreement, shall mean the Participant has (1) engaged in gross negligence or willful misconduct in the performance of his or her duties and responsibilities respecting his or her position with the Company; (2) willfully refused, without proper legal reason, to perform the duties and responsibilities respecting his or her position with the Company; (3) breached any material policy or code of conduct established by the Company and affecting the award recipient; (4) engaged in conduct that Award Participant knows or should know is materially injurious to the Company; (5) been convicted of a felony or a misdemeanor involving moral turpitude; or (6) engaged in an act of dishonest or impropriety which materially impairs the Award Participant’s effectiveness in his position with the Company; and

(f)  “Long-Term Disability”, for the purposes of this Award Agreement, shall mean the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.

5.           Change in Control.

(a)  Notwithstanding Section 11.2 of the Plan, upon a “Change in Control” of the Company, the Award granted hereunder shall immediately become vested at the attainment levels for those years for which a determination has been made by the Compensation Committee and at Target Performance for any other year during the Performance Period.

(b)  “Change in Control” for the purposes of this Award, shall mean the earliest date on which:

(i)
any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s outstanding voting securities, other than through the purchase of voting securities directly from the Company through a private placement; or

(ii)
individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board shall from and after such election be deemed to be a member of the Incumbent Board; or

(iii)
a merger or consolidation involving the Company or its stock, or an acquisition by the Company, directly or indirectly or through one or more subsidiaries, of another entity or its stock or assets in exchange for the stock of the Company unless, immediately following such transaction less than 50% of the then outstanding voting securities of the surviving or resulting corporation or entity will be (or is) then beneficially owned, directly or indirectly, by all or substantially of the individuals and entities who were the beneficial owners of the Company’s outstanding voting securities immediately prior to such transaction (treating, for purposes of determining whether the 50% continuity test is met, any ownership of the voting securities of the surviving or resulting corporation or entity that results from a stockholder’s ownership of the stock of, or their ownership interest in, the corporation or other entity with which the Company is merged or consolidated as not owned by persons who were beneficial owners of the Company’s outstanding voting securities immediately prior to the transaction).

(iv)	a tender offer or exchange offer is made and consummated by a Person other than the Company for the ownership of 20% or more of the voting securities of the Company then outstanding; or

(v)
all or substantially all of the assets of the Company are sold or transferred to a Person as to which (a) the Incumbent Board does not have authority (whether by law or contract) to directly control the use or further disposition of such assets and (b) the financial results of the Company and such Person are not consolidated for financial reporting purposes.

Anything else in this definition to the contrary notwithstanding, no Change in Control shall be deemed to have occurred by virtue of any transaction which results in the Participant, or a group of Persons which includes the Participant, acquiring more than 20% of either the combined voting power of the Company’s outstanding voting securities or the voting securities of any other corporation or entity which acquires all or substantially all of the assets of the Company, whether by way of merger, consolidation, sale of such assets or otherwise.

6.           Payment of Award.

(a)  Employed through Vesting Date.  If the Participant is employed with the Company through the Vesting Date, payment of his or her vested PRSUs shall be made within 30 days following the Vesting Date.

(b)  Employment Terminates Prior to Vesting Date

i.
If the Participant’s employment with the Company is terminated pursuant to the circumstances provided for in Section 4(b) hereof, the vested portion of the Award shall be paid within 30 days of the date of termination.

ii.
If the Participant’s termination of employment with the Company is terminated pursuant to the circumstances provided for in Sections 4(a) or 4(c), the vested portion of the Award shall be paid within 30 days following the Vesting Date.

(c)  Change in Control.  Upon the occurrence of a Change in Control that also constitutes a “change in control event” within the meaning of U.S. Department of Treasury Regulation Section 1.409A-3(i)(5) (a “Section 409A CIC”), Participant’s vested Award shall be paid within 30 days following such Section 409A CIC.  Upon the occurrence of a change in control that is not a Section 409A CIC, Participant’s vested award shall be paid within 30 days following the Vesting Date.

(d)  Payment Net of Withholding Taxes. All payments of Awards are subject to the provisions of Section 10, hereof.

7.           Restrictions on Transfer.  Except as provided by the Plan, neither this Award nor any PRSUs covered hereby may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant other than to the Company as a result of forfeiture of the units as provided herein.

8.           No Voting Rights.   The PRSUs granted pursuant to this Award, whether or not vested, will not confer any voting rights upon the Participant, unless and until the Award is paid in Shares.

9.           Changes in Capitalization. The PRSUs granted pursuant to this Award shall be subject to the provisions of the Plan relating to adjustments to corporate capitalization, provided, however, that in the event of any reorganization, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split or other similar change in corporate structure affecting the Shares underlying the PRSUs subject to this Award, the Award shall be appropriately adjusted to reflect such change, but only so far as is necessary to maintain the proportionate interest of the Participant and preserve, without exceeding, the value of such Award.

10.           Covenant Not To Compete, Solicit or Disclose Confidential Information.

(a)  The Participant acknowledges that the Participant is in possession of and has access to confidential information, including material relating to the business, products and/or services of the Company and that he or she will continue to have such possession and access during employment by the Company.  The Participant also acknowledges that the Company’s business, products and services are highly specialized and that it is essential that they be protected, and, accordingly, the Participant agrees that as partial consideration for the Award granted herein that should the Participant engage in any “Detrimental Activity,” as defined below, at any time during his or her employment or during a period of one year following his or her termination the Company shall be entitled to: (i) recover from the Participant the value of any portion of the Award that has been paid; (ii) seek injunctive relief against the Participant; (iii) recover all damages, court costs, and attorneys’ fees incurred by the Company in enforcing the provisions of this Award, and (iv) set-off any such sums to which the Company is entitled hereunder against any sum which may be owed the Participant by the Company.

(b)  “Detrimental Activity” for the purposes hereof, other than with respect to involuntary termination without cause, termination in connection with or as a result of a “Change in Control” (as defined in Section 10(b) hereof), or termination following a reduction in job responsibilities, shall include: (i) rendering of services for any person or organization, or engaging directly or indirectly in any business, which is or becomes competitive with the Company; (ii) disclosing to anyone outside the Company, or using in other than the Company’s business, without prior written authorization from the Company, any confidential information including material relating to the business, products or services of the Company acquired by the Participant during employment with the Company; (iii) soliciting, interfering, inducing, or attempting to cause any employee of the Company to leave his or her employment, whether done on Participant’s own account or on account of any person, organization or business which is or becomes competitive with the Company, or (iv) directly or indirectly soliciting the trade or business of any customer of the Company.  “Detrimental Activity” for the purposes hereof with respect to involuntary termination without cause, termination in connection with or as a result of a “Change in Control”, or termination following a reduction in job responsibilities, shall include only part (ii) of the preceding sentence.

11.           Employment.  This Award Agreement is not an employment agreement.  Nothing contained herein shall be construed as creating any employment relationship.

12.           Notices.  All notices required or permitted under this Award Agreement shall be in writing and shall be delivered personally or by mailing the same by registered or certified mail postage prepaid, to the other party.  Notice given by mail as below set out shall be deemed delivered at the time and on the date the same is postmarked.

Notices to the Company should be addressed to:

Cameron International Corporation
1333 West Loop South, Suite 1700
Houston, Texas 77027
Attention:  Corporate Secretary
Telephone:  713-513-3322

13.           Tax Withholding.   Participant agrees that as a condition to the payment of the Award hereunder, any Shares issued under this Award shall be reduced by the number of Shares of the Fair Market Value of which, as defined in the Plan, of which equals the amounts required to be withheld or paid with respect thereto under all applicable federal, state and local taxes and other laws and regulations that may be in effect as of the date of each such payment (“Tax Amounts”).

14.           Section 409A.

(a)  This Award is intended to comply with Section 409A of the Code and ambiguous provisions, if any, shall be construed in a manner that is compliant with or exempt from the application of Section 409A, as appropriate.  This Award shall not be amended or terminated in a manner that would cause the Award or any amounts payable under the Award to fail to comply with the requirements of Section 409A, to the extent applicable, and, further, the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to the Award.  The Company shall neither cause nor permit any payment, benefit or consideration to be substituted for a benefit that is payable under this Award if such action would result in the failure of any amount that is subject to Section 409A to comply with the applicable requirements of Section 409A.  For purposes of Section 409A, each payment under this Award shall be deemed to be a separate payment.

(b)  Notwithstanding any provision of the Award to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A as of the date of the Participant’s termination of employment and the Company determines, in good faith, that immediate payments of any amounts or benefits would cause a violation of Section 409A, then any amounts or benefits which are payable under this Award upon the Participant’s “separation from service” within the meaning of Section 409A which (i) are subject to the provisions of Section 409A; (ii) are not otherwise excluded under Section 409A; and (iii) would otherwise be payable during the first six-month period following such separation from service shall be paid on the first business day next following the earlier of (1) the date that is six months and one day following the Date of termination or (2) the date of the participant’s death.

_____________